Exhibit 99.1

Investor Relations:	April 24, 2020
Southern Copper Corporation (NYSE and BVL: SCCO)
Raul Jacob Victor Pedraglio +(602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com

•Fight against COVID-19 disease: Taking proper care of our personnel has always been of paramount importance to our company. While confronting the COVID-19 pandemic in the countries we operate, Southern Copper continues essential operations in compliance with local emergency measures.  As soon as COVID-19 was declared a pandemic, Southern Copper implemented rigorous hygiene and sanitation protocols at all of its facilities to protect the health and welfare of its employees, their families and the neighboring communities.

The statements from governmental authorities make clear that essential economic activities must continue during the COVID-19 health emergency and that industrial mining, which is closely linked to chemical and construction industries, is essential to the requirements of electrical, hospital and medical infrastructure, as well as for the manufacturing of health related supplies and technological equipment.  These industries are indispensable and strengthen the infrastructure of manufacturing, logistics and support global supply chains.

The strategic position of industrial mining as a supplier of key materials such as steel, copper, gold, coal, silver, zinc and cement has been recognized by the United States, Canada, Mexico and Peru.  These countries have confronted COVID-19 through social distancing and stay-at-home measures and recognize that industrial mining is indispensable to avoid the interruption of supply chains of essential products to fight the pandemic.

Copper is indispensable for the manufacturing of specialized cables required to produce high-voltage electrical installations that supply electric power to local communities, hospitals and supply centers.  Indeed, copper is essential for the manufacturing of electrical components required to generate, transmit and distribute electric power to urban centers. Electrical and electronic copper components are also necessary for medical equipment and appliances, cell phones, computer hardware, digital data transmission, images and voice. Copper is also required in surfaces to remove viruses and bacteria, which make it essential for the production of drinking water and ventilation and air conditioning systems. Chemical industries with their metallurgical processes have proven to be vital in the fight against the COVID-19 pandemic affecting the world.

Given the nature of mining operations, which are highly automated, conducted in remote locations and with mandatory use of personal safety equipment, it is easier to implement and comply with COVID-19 protective measures, such as physical isolation and access control.  Industrial mining uses advanced and reliable machinery and does not require high physical concentration of employees.  In many cases, workers fulfill their duties maintaining distances of more than 100 meters from their coworkers.

The Company has developed a rigorous COVID-19 emergency protocol and only 40% of the labor force in Mexico, or about 6,333 employees, are currently working on site under strict safety measures. The remaining workforce of 8,751 employees are working

FIRST QUARTER 2020 RESULTS	SOUTHERN COPPER

from home, including all high risk individuals due to age or prior medical conditions. For the Peruvian operations, 3,499 employees (39%) are working on site under strict safety measures, while the remaining 5,468 employees are working from home or staying at it.

It should be noted that to date, there have been no cases of COVID-19 contagion among our employees in our mining facilities in Mexico and Peru. Our COVID-19 emergency protocol has reinforced preventive measures such as disinfecting, clinical monitoring before work, cleaning and sanitizing of work areas and respect for social distancing. We have also restricted access to contractors, suppliers and non-essential personnel and enforced multiple actions to limit workforce exposure to COVID-19 such as travel restrictions, prohibiting face-to-face meetings and urging frequent hand washing, as well as adherence to all other health, safety and social distancing measures issued by governmental authorities.

From the beginning of Covid-19 pandemic, Southern Copper has been implementing strong prevention measures to protect the health of its workers, their families, and the communities. For this purpose, the Company has approved a budget of $11.2 million for donations and general support for the population of Peru and Mexico.

As a way to content the pandemic we have donated medical supplies and dozens of mechanical ventilators for breathing support to hospitals in the communities where we operate. In Sonora, we have establish 88 confined beds in Company housing property, to serve as temporal sanitary facilities for people presenting symptoms of respiratory disease who require isolation or moderate hospital care.

We are also donating over 200,000 items for personal protection equipment to medical staff, and other 30,000 hygiene kits for our workers and the population of our areas of influence, including general information materials about the epidemic. We have also donated cleaning and personal protection equipment for staff members of National Guard of Mexico, the Peruvian police and army.

Additionally, we are helping vulnerable people (elderly or disabled persons and pregnant women), donating more than 30,000 kits containing food and hygiene items. On top of the mentioned efforts, more than 200 portable sinks were installed in strategic areas of the communities in order to reinforce preventive handwashing.

Moreover, to endorse “Stay at home” measures, over 350 sports, cultural and educational workshops have been offered via online; plus over 58,000 thousand virtual pedagogical activities have been attended by 3,700 students from the schools sponsored by our Company. Additionally, throughout our Community Care Service we offer free medical, psychological and employment counselling 24 hours a day.

•1Q20 net sales were $1,719.7 million. Copper sales volume increased (+10.6%) mainly due to additional production from our new Toquepala concentrator. By-product volumes of silver (+8.2%), molybdenum (+41.9%) and zinc (+7.1%) increased when compared with 1Q19 sales volumes. However, due to lower metal prices, net sales were 1.9% lower than in 1Q19.

•1Q20 net income was $214.8 million, 44.7% lower than 1Q19 net income of $388.2 million. Net income margin in 1Q20 was 12.5% compared with 22.1% in 1Q19. These decreases were mainly due to lower sales and higher operating costs (+12.0%). Costs increased due to higher sales volumes, leachable material and third parties copper purchases. The higher costs were partially offset by lower fuel cost and the effect of exchange rates depreciation on local currencies costs.

•1Q20 adjusted EBITDA was $718.8 million, 19.2% lower than 1Q19 adjusted EBITDA of $889.9 million. The adjusted EBITDA margin in 1Q20 was 41.8% compared with 50.8% in 1Q19.

•Copper production increased 5.8% in 1Q20 when compared with 1Q19, due to higher production at our Peruvian mines (+17.8%) as result of the new Toquepala concentrator and higher ore grades and recoveries in the Cuajone mine. This was partially offset by lower production in our Buenavista mine (-3.1%) due to lower ore grades.

•By-product production: Molybdenum production increased 39.7% when compared 1Q20 with 1Q19 due to higher production at all our mines, led by our Toquepala new molybdenum plant. Mined silver production increased by 21.6% in 1Q20 compared with 1Q19 due to higher production at all our mines, led by our IMMSA operations. Mined zinc production increased 3.8% in 1Q20, compared with 1Q19 production, due to higher production at Charcas, Santa Barbara and San Martin mines partially offset by lower production at the Santa Eulalia mine, which suspended operations due to a flooding.

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•Operating cash cost per pound of copper, net of by-product revenues, was $0.77 in 1Q20, compared to $0.90 in 1Q19. This 14.4% decrease in cash cost was mainly the result of the unit cost effect of higher production and higher by-product revenues (+8.7%).

•In the first quarter of 2020 we spent $101.0 million on capital investments, 41.7% lower than in the same period of 2019, and represented 47.0% of net income.

•Dividends: On April 23, 2020, the Board of Directors authorized a dividend of $0.20 per share payable on May 26, 2020, to shareholders of record at the close of business on May 13, 2020.

Despite the strong cash position of the Company and the reasonably good results for the quarter, due to the uncertainty of the metal markets and world economy, and the important expansions planned by our Company, the Board has taken in this occasion a more cautious approach regarding dividends. Consequently, our Board approved a dividend equivalent to 50% of what the Company has been paying in the last few quarters. Considering Southern Copper’s strong financial condition and competitive cost structure, we have no doubt that SCC will pass the current difficult times and overcome the crisis.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s  progress and current circumstances, said: “We share the global concern about the COVID-19 pandemic and are committed to protect the health and well-being of our workforce, their families and the near-by communities as our core priority.  Additionally, since the beginning of the emergency, we have been closely working with national, regional and local authorities to help containing the spread of the disease and support local vulnerable population with coordinated social actions as well as medical equipment and supplies.

Our Company, as investors are aware, has one of the largest copper reserves in the world and a solid financial position.  Even though the COVID-19 pandemic and the resulting economic turmoil created by it makes it difficult to predict the duration of these difficult times, we are confident that our very competitive cash cost and strong cash-flow generation will allow us to pass through them and overcome the crisis.”

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FIRST QUARTER 2020 RESULTS	SOUTHERN COPPER

Key Financial Data

			Variance			Variance
	1Q20	1Q19	$	%	4Q19	$	%
Sales	$1,719.7	$1,753.4	$(33.7)	(1.9)%	$1,854.6	$(134.9)	(7.3)%
Cost of sales	955.8	844.1	111.7	13.2%	988.4	(32.6)	(3.3)%
Operating income	533.3	693.7	(160.4)	(23.1)%	631.9	(98.6)	(15.6)%
Net income	$214.8	$388.2	$(173.4)	(44.7)%	$305.7	$(90.9)	(29.7)%
Net income margin	12.5%	22.1%	(9.6)pp	(43.4)%	16.5%	(4.0)pp	(24.2)%
Adjusted EBITDA	718.8	889.9	(171.1)	(19.2)%	786.7	(67.9)	(8.6)%
Adjusted EBITDA margin	41.8%	50.8%	(9.0)pp	(17.7)%	42.4%	(0.6)pp	(1.4)%
Income per share	$0.28	$0.50	$(0.22)	(44.0)%	$0.40	$(0.12)	(30.0)%
Capital investments	$101.0	$173.1	$(72.1)	(41.7)%	171.4	$(70.4)	(41.1)%

Note: Figures in millions except per share amounts and %’s.

Capital Investments

Southern Copper’s investment philosophy is not based on the outlook of copper prices but on the quality of the assets that we operate and develop. Throughout the years, our strong financial discipline has consistently allowed us to invest on a continuous basis in our great asset portfolio.

Peruvian Projects

We have currently a  portfolio of $2.8 billion approved projects in Peru, of which $1.6 billion have already been invested. Considering the up-and-coming Michiquillay ($2.5 billion) and Los Chancas ($2.8 billion) projects, our total investment program in Peru will increase to $8.1 billion.

Tia Maria - Arequipa:  On July 8, 2019 we received the construction permit for this 120,000 tons annual SX-EW copper greenfield project with a capital budget of $1,400 million. The Government awarded the permit after completing an exhaustive review process of environmental and social matters, recognizing compliance with all established regulatory requirements and having addressed all observations raised.

The challenges to the construction permit were overcome when on October 30, 2019, the Mining Council of the Peruvian Ministry of Energy and Mines ratified the construction permit for the Tia Maria project.

Mexican Projects

Buenavista Zinc - Sonora: This project is located within the Buenavista facility and includes the development of a new concentrator to produce approximately 80,000 tons of zinc and 20,000 tons of copper per year. Currently, we have completed the basic engineering and the detailed engineering is on process. The site preparation has started and the purchase orders for the major equipment have been placed. The project is fully permitted. The capital budget is $413 million, and we expect to initiate operations in 3Q22. When completed, this new facility will double the Company’s zinc production capacity and will provide 490 direct jobs and 1,470 indirect jobs.

Pilares – Sonora: Located 6 kilometers from La Caridad, this project consists of an open-pit mine operation with an annual production capacity of 35,000 tons of copper in concentrates. A new 25-meter wide off-road facility for mining trucks is under construction and will be used to transport the ore from the pit to the primary crushers of the La Caridad copper concentrator. This project will significantly improve the over-all mineral ore grade (combining the 0.78% expected from Pilares with the 0.34% from La Caridad). The budget for Pilares is $159 million and we expect it to start production during the first half of 2022.

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FIRST QUARTER 2020 RESULTS	SOUTHERN COPPER

El Pilar – Sonora: This low capital intensity copper greenfield project is strategically located in Sonora, Mexico, approximately 45 kilometers from our Buenavista mine. Its copper oxide mineralization contains estimated proven and probable reserves of 325 million tons of ore with an average copper grade of 0.287%. El Pilar will operate as a conventional open-pit mine and copper cathodes will be produced using the highly cost efficient and environmentally friendly SX-EW technology. The budget for El Pilar is $310 million and we expect it to start production during 2023. The construction of the pilot plant is finished and the production tests are being developed.

Conference Call

The Company’s first quarter earnings conference call will be held on Monday, April 27, 2020, beginning at 10:00 AM – EST (9:00  AM  Lima and Mexico City time).

To participate:
Dial-in number:	877-455-8486 in the U.S.
629-228-0768 outside the U.S.
Raul Jacob, SCC Vice President of Finance, Treasurer & CFO
Conference ID:	3064333 and “Southern Copper Corporation First Quarter 2020 Earnings Results”

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FIRST QUARTER 2020 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2020	2.56	2.57	9.56	0.97	16.87	1,583.23

1Q 2019	2.82	2.81	11.70	1.23	15.52	1,304.24
2Q 2019	2.77	2.78	12.13	1.25	14.85	1,309.81
3Q 2019	2.63	2.62	11.76	1.06	16.98	1,474.36
4Q 2019	2.67	2.68	9.49	1.08	17.27	1,480.29
Average 2019	2.72	2.72	11.27	1.16	16.16	1,392.17

Variance: 1Q20 vs. 1Q19	(9.2)%	(8.5)%	(18.3)%	(21.1)%	8.7%	21.4%
Variance: 1Q20 vs. 4Q19	(4.1)%	(4.1)%	0.7%	(10.2)%	(2.3)%	7.0%

Source:  Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended March 31,
	2020	2019	%
Copper (tons)
Mined	241,967	228,629	5.8%
3rd party concentrates	9,308	731	1,173.4%
Total production	251,275	229,360	9.6%
Smelted	163,384	118,516	37.9%
Refined and rod	214,052	177,739	20.4%
Sales	251,533	227,424	10.6%

Molybdenum (tons)
Mined	7,185	5,145	39.7%
Sales	7,239	5,103	41.9%

Zinc (tons)
Mined	19,263	18,550	3.8%
Refined	28,560	26,332	8.5%
Sales	28,885	26,962	7.1%

Silver (000s ounces)
Mined	5,278	4,342	21.6%
Refined	3,161	3,134	0.8%
Sales	5,520	5,104	8.2%

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FIRST QUARTER 2020 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended March 31,
	2020	2019	VAR %
	(in millions, except per share amounts)

Net sales:	$1,719.7	$1,753.4	(1.9)%
Operating cost and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	955.8	844.1	13.2%
Selling, general and administrative	29.1	28.5	2.1%
Depreciation, amortization and depletion	192.9	181.6	6.2%
Exploration	8.6	5.5	56.4%
Total operating costs and expenses	1,186.4	1,059.7	12.0%

Operating income	533.3	693.7	(23.1)%

Interest expense, net of capitalized interest	(96.8)	(77.8)	24.4%
Other income (expense)	(7.4)	5.4	(237.0)%
Interest income	7.8	3.7	110.8%
Income before income taxes	436.9	625.0	(30.1)%
Income taxes	221.7	237.9	(6.8)%
Net income before equity earnings of affiliate	215.2	387.1	(44.4)%
Equity earnings of affiliate	1.0	2.1	(52.4)%
Net Income	216.2	389.2	(44.5)%

Less: Net income attributable to non-controlling interest	1.4	1.0	40.0%

Net Income attributable to SCC	$214.8	$388.2	(44.7)%

Per common share amounts:

Net income attributable to SCC common shareholders – basic and diluted	$0.28	$0.50	(44.0)%
Dividends paid	$0.40	$0.40	-

Weighted average shares outstanding (Basic and diluted)	773.1	773.0

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FIRST QUARTER 2020 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31,	December 31,	March 31,
	2020	2019	2019
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,051.6	$1,925.1	$737.0
Short-term investments	40.7	80.7	213.5
Accounts receivable	789.7	911.8	1,035.4
Inventories	1,079.4	1,068.5	1,035.6
Other current assets	178.3	198.6	160.9
Total current assets	4,139.7	4,184.7	3,182.4

Property, net	9,288.7	9,371.0	9,383.6
Leachable material, net	1,149.0	1,230.3	1,182.0
Intangible assets, net	148.5	148.4	147.3
Related parties receivable	59.0	59.5	-
Right-of-use assets	1,029.6	1,046.4	1,092.5
Deferred income tax	195.8	183.9	367.5
Other assets	201.8	183.2	187.3
Total assets	$16,212.1	$16,407.4	$15,542.6

LIABILITIES
Current liabilities:
Current portion of long-term debt	$400.0	$399.8	-
Accounts payable	597.8	598.3	587.3
Income taxes	16.5	116.3	118.0
Accrued workers’ participation	130.3	174.9	188.2
Other accrued liabilities	242.6	187.2	229.9
Total current liabilities	1,387.2	1,476.5	1,123.4

Long-term debt	6,541.8	6,541.0	5,960.9
Lease liabilities	960.1	977.8	1,026.7
Deferred income taxes	183.2	178.3	206.5
Non-current taxes payable	-	0.7	207.1
Other liabilities	111.1	112.6	76.6
Asset retirement obligation	265.5	262.3	248.6
Total non-current liabilities	8,061.7	8,072.7	7,726.4

EQUITY
Stockholders’ equity:
Common stock	3,419.3	3,433.7	3,409.2
Treasury stock	(3,034.2)	(3,048.9)	(3,026.0)
Accumulated comprehensive income	6,331.1	6,425.5	6,263.2
Total stockholders’ equity	6,716.2	6,810.3	6,646.4
Non-controlling interest	47.0	47.9	46.4
Total equity	6,763.2	6,858.2	6,692.8

Total liabilities and equity	$16,212.1	$16,407.4	$15,542.6

As of March 31, 2020 and December 31, 2019 there were 773.1 million shares outstanding and as of March 31, 2019 there were 773.0 million shares outstanding.

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FIRST QUARTER 2020 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended March 31,
	2020	2019
	(in millions)

OPERATING ACTIVITIES
Net income	$216.2	$389.2
Depreciation, amortization and depletion	192.9	181.6
Deferred income tax	7.5	38.9
Change in operating assets and liabilities	80.6	(243.2)
Other, net	(22.1)	4.8
Net cash provided by operating activities	475.1	371.3

INVESTING ACTIVITIES
Capital investments	(101.0)	(173.1)
Sale (purchase) of short-term investment, net	40.0	0.3
Other, net	0.4	-
Net cash used in investing activities	(60.6)	(172.8)

FINANCING ACTIVITIES
Dividends paid	(309.2)	(309.2)
SCC shareholder derivative lawsuit – received from AMC	-	36.5
SCC shareholder derivative lawsuit – dividend paid	-	(36.5)
Distributions to non-controlling interest	(2.2)	(0.1)
Net cash used in financing activities	(311.4)	(309.3)

Effect of exchange rate changes on cash	23.4	3.2

Increase (decrease) in cash and cash equivalents	$126.5	$(107.6)

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Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

México

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegación Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Perú

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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FIRST QUARTER 2020 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	First Quarter
	2020	2019
Net income attributable to SCC	$214.8	$388.2
Add:
Net income attributable to the non-controlling interest	1.4	1.0
Income taxes	221.7	237.9
Interest expense	96.8	77.8
Depreciation, amortization and depletion	192.9	181.6
Fuel tax refund	-	9.2
Less:
Equity earnings of affiliate	(1.0)	(2.1)
Interest income	(7.8)	(3.7)
Adjusted EBITDA	$718.8	$889.9

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

	1st quarter 2020		1st quarter 2019		4th quarter 2019
Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	$955.8	184.6	$844.1	171.9	$988.4	179.4
Add:
Selling, general and administrative expenses	29.1	5.6	28.5	5.8	40.4	7.3
Treatment and refining charges net of sales premiums	(0.7)	(0.1)	11.6	2.4	0.6	0.1
Less:
Workers participation	(53.6)	(10.3)	(48.7)	(9.9)	(50.7)	(9.2)
Purchased concentrates from third parties	(129.3)	(25.0)	(52.0)	(10.6)	(78.0)	(14.2)
Other charges	(11.3)	(2.2)	(29.9)	(6.1)	(38.5)	(6.9)
Inventory change	(57.1)	(11.0)	(4.2)	(0.9)	11.2	2.0
Operating cash cost before by-product revenues	732.9	141.5	749.4	152.6	873.4	158.5
Less by-product revenues	(332.2)	(64.1)	(305.7)	(62.2)	(334.6)	(60.7)
Operating cash cost net of by-product revenues	$400.7	77.4	$443.7	90.4	$538.8	97.8
Total pounds of copper produced, in millions		517.9		491.1		550.9

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